Exhibit 99.1

MOMENTA PHARMACEUTICALS, INC.	675 WEST KENDALL STREET	T: 617.491.9700F: 617.621.0431
	CAMBRIDGE, MA 02142	WWW.MOMENTAPHARMA.COM

Momenta Pharmaceuticals Reports Financial Results for the First Quarter of 2006

CAMBRIDGE, MA — May 9, 2006 — Momenta Pharmaceuticals, Inc. (Nasdaq: MNTA), a biotechnology company developing drugs based on its proprietary sugar sequencing technology, today announced its financial results for the first quarter ended March 31, 2006.

For the first quarter of 2006, the Company reported a net loss of $11.3 million, including the effects from the adoption of SFAS 123R, compared with a net loss of $3.8 million for the same period last year. At March 31, 2006, the Company held cash, cash equivalents, and marketable securities of $148.9 million, compared with $156.3 million at December 31, 2005.

“We are off to a strong start in 2006 in building value in our product pipeline,” said Alan Crane, Chief Executive Officer of Momenta. “We continue to make good progress in preparing our lead product, M-Enoxaparin, for commercial launch.”

“We continue to advance M118 through preclinical and manufacturing activities in support of an IND filing,” continued Mr. Crane. “The data from the preclinical studies demonstrate that M118 has greater efficacy than heparin in models of acute coronary syndromes without substantial increases in bleeding times, supporting the potential for an improved therapeutic index. However, these results need to be confirmed in human clinical trials. In addition, M118 continues to show good reversibility with protamine, a property that low molecular weight heparins generally do not possess. We continue to target an IND filing for M118 during mid-2006.”

“Finally, we continued to make excellent progress in building our pipeline of complex drugs, including our next technology-enabled complex generic product, as well as M-Dalteparin and glycoproteins,” added Mr. Crane. “We have made significant progress in characterization, manufacturing and partnering discussions. Our advancement of these programs expands our portfolio of product opportunities.”

Revenue for the first quarter of 2006 was $2.9 million, compared to $3.8 million for the first quarter of 2005. The decrease was related to timing of reimbursable expenses. The Company expects that revenue will increase for the full year 2006 versus 2005. Revenue in all periods was earned under the Company’s collaborative agreement with Sandoz, an affiliate of Novartis AG, for M-Enoxaparin, a technology-enabled generic version of the low molecular weight heparin drug Lovenox®.

Research and development expenses for the first quarter of 2006 were $9.8 million, compared to $5.3 million for the same period in 2005. The increase in research and development expenses was primarily due to increased headcount-related expenses (including an increase in stock-based compensation of $0.6 million of which $0.5 million is related to the implementation of SFAS 123R) and increased M118 preclinical and other development program expenses.

General and administrative expenses for the first quarter of 2006 totaled $6.0 million, compared with $2.5 million for the same period in 2005. The increase in general and administrative expenses was primarily due to increased headcount-related expenses (including an increase in stock-based compensation of $1.3 million of which $1.0 million is related to the implementation of SFAS 123R) and increased professional fees.

Conference Call Information

Management will host a conference call on Tuesday, May 9, 2006 at 10:00 am EDT to provide an update on the Company and discuss first quarter results. To access the call, please dial 800-510-9691 (domestic) or 617-614-3453 (international) prior to the scheduled conference call time and provide the access code 66598886. A replay of the call will be available approximately two hours after the call and will be accessible through May 16, 2006. To access the replay, please dial 888-286-8010 (domestic) or 617-801-6888 (international) and provide the access code 78876887.

A live audio webcast of the call will be available on the “Investors” section of the Company’s website, www.momentapharma.com. Please go to the site at least 15 minutes prior to the call in order to register, download, and install any necessary software. An archived version of the webcast will be posted on the Momenta website approximately two hours after the call and will be available through June 9, 2006.

About Momenta

Momenta Pharmaceuticals, Inc. is a biotechnology company specializing in the detailed structural analysis and design of complex sugars for the development of improved versions of existing drugs, the development of novel drugs and the discovery of new biological processes. Momenta is also utilizing its ability to sequence sugars to create technology-enabled generic versions of sugar-based and complex drug products. The Company’s most advanced product candidate is M-Enoxaparin, a technology-enabled generic version of Lovenox®. Based on its understanding of complex sugars, Momenta has created a diversified pipeline of near-term product opportunities, novel development products and discovery candidates. Momenta was founded in 2001 and is headquartered in Cambridge, MA.

To receive additional information about Momenta, please visit the website at www.momentapharma.com, which does not form a part of this press release.

Forward Looking Statements

Statements in this press release regarding Momenta Pharmaceuticals Inc.’s future expectations, beliefs, intentions, goals, strategies, plans or prospects, including statements relating to the Company’s revenue, expenses and cash position, including the first quarter of 2006, regulatory filings and current and future development efforts, may constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Momenta’s actual results could differ materially from those stated or implied in forward-looking statements due to a number of factors, including those factors contained in Momenta’s Annual Report on Form 10-K for the year ended December 31, 2005 filed with the Securities and Exchange Commission under the section “Risk Factors,” as well as other documents that may be filed by Momenta from time to time with the Securities and Exchange Commission. Forward-looking statements include statements regarding Momenta’s expectations, beliefs, intentions or strategies regarding the future and can be identified by forward-looking words such as “anticipate”, “believe”, “could”, “estimate”, “expect”, “intend”, “may”, “should”, “will”, and “would” or similar words. Momenta assumes no obligations to update the information included in this press release.

Our logo, trademarks, and service marks are the property of Momenta Pharmaceuticals, Inc. All other trade names, trademarks, or service marks are property of their respective owners.

MOMENTA PHARMACEUTICALS, INC.
Unaudited Condensed Balance Sheets
(in thousands)

	March 31, 2006	December 31, 2005
Assets
Cash and marketable securities	$148,851	$156,254
Restricted cash	1,778	1,778
Other assets	13,020	13,069
Total assets	$163,649	$171,101

Liabilities and Stockholders’ Equity
Current liabilities	$7,788	$7,739
Other liabilities	4,261	3,207
Stockholders’ equity	151,600	160,155
Total liabilities and stockholders’ equity	$163,649	$171,101

MOMENTA PHARMACEUTICALS, INC.
Unaudited Condensed Statements of Operations
(in thousands, except per share amounts)

	Three Months Ended March 31,
	2006	2005

Collaboration revenue	$2,878	$3,773
Operating expenses:
Research and development*	9,816	5,289
General and administrative*	5,968	2,540
Total operating expenses	15,784	7,829
Loss from operations	(12,906)	(4,056)

Other income, net	1,575	286

Net loss	$(11,331)	$(3,770)

Basic and diluted net loss per common share	$(0.37)	$(0.15)

Shares used in computing basic and diluted net loss per common share	30,444	24,866

* Includes the following stock-based compensation and reflects the adoption of SFAS 123R as of January 1, 2006:

Research and development	$762	$114
General and administrative	1,649	313
Total stock-based compensation	$2,411	$427

Contact:
Michael A. Lawless
Momenta Pharmaceuticals, Inc.
617-395-5189